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                                                                                      Exhibit 12(d)

                          Entergy Mississippi, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                                 1998       1999      2000      2001      2002
Fixed charges, as defined:
  Total Interest                                                 $40,927   $38,840   $44,877    $50,991  $45,464
  Interest applicable to rentals                                   1,864     2,261     1,596      1,849    1,916
                                                                ------------------------------------------------

Total fixed charges, as defined                                   42,791    41,101    46,473     52,840  $47,380

Preferred dividends, as defined (a)                                4,878     4,878     5,347      4,674    4,490
                                                                ------------------------------------------------

Combined fixed charges and preferred dividends, as defined       $47,669   $45,979   $51,820    $57,514  $51,870
                                                                ================================================

Earnings as defined:

  Net Income                                                     $62,638   $41,588   $38,973    $39,620  $52,408
  Add:
    Provision for income taxes:
    Total income taxes                                            28,031    17,537    22,868     20,464   17,846
    Fixed charges as above                                        42,791    41,101    46,473     52,840   47,380
                                                                ------------------------------------------------
Total earnings, as defined                                      $133,460  $100,226  $108,314   $112,924 $117,634
                                                                ================================================

Ratio of earnings to fixed charges, as defined                      3.12      2.44      2.33       2.14     2.48
                                                                ================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                    2.80      2.18      2.09       1.96     2.27
                                                                ================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent
    (100%) minus the income tax rate.

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